Exhibit 3.1

THIRD AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1980.

SECOND: The Certificate of Incorporation of the Corporation, as amended and restated on October 15, 1997 (the “Restated Certificate of Incorporation”), as further amended on April 30, 2013 and further amended on May 16, 2024, shall be amended as follows:

The first sentence of Article 7 is hereby amended to read as follows:

“Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 5 nor more than 15 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board.”

All other provisions of the Restated Certificate of Incorporation, as amended, shall remain in effect.

THIRD: The foregoing amendment to the Restated Certificate of Incorporation was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Restated Certificate of Incorporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment to the Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Restated Certificate of Incorporation to be signed by its Senior Vice President, General Counsel and Secretary this 21st day of May, 2026.

By:	/s/ Jeff Lobb
Jeff Lobb Senior Vice President, General Counsel and Secretary